File Number 333-171345

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ X ] PRE-EFFECTIVE AMENDMENT NO.  1
[   ] POST-EFFECTIVE AMENDMENT NO.___

(Check appropriate box or boxes)

The Calvert Fund
(Exact Name of Registrant as Specified in Charter)

4550 Montgomery Avenue, Suite 1000N
Bethesda, MD 20814
(Address of Principal Executive Offices)

800-368-2745
(Registrant's Telephone Number)

William M. Tartikoff, Esq.
Calvert Group, Ltd.
4550 Montgomery Ave. Suite 1000N
Bethesda, MD 20814
(Name and Address of Agent for Service)

Approx. Date of Proposed Public Offering: As soon as practicable after effective date of this registration statement.

Title of Securities Being Registered: Shares of beneficial interest.

No filing fee is due for Registrant because of reliance on Section 24(f) of the Investment Company Act of 1940, which permits registration of an indefinite number of securities.

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The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Bethesda and State of Maryland, on the 3rd day of January 2011.

THE CALVERT FUND

By:
________________**_____________
Barbara J. Krumsiek
President and Trustee

As required by the Securities Act of 1933, this registration statement has been signed below on the 3rd day of January 2011 by the following persons in the capacities indicated.

Signature	Title

__________**____________ Barbara J. Krumsiek	President and Trustee (Principal Executive Officer)

__________**____________ Ronald M. Wolfsheimer	Treasurer (Principal Accounting Officer)

__________**____________ Richard L. Baird, Jr.	Trustee

__________**____________ Douglas E. Feldman	Trustee

__________**____________ John G. Guffey, Jr.	Trustee

__________**____________ M. Charito Kruvant	Trustee

__________**____________ Anthony A. Williams	Trustee

__________**____________ D. Wayne Silby	Trustee

**By: /s/ Lancelot A. King

                Lancelot A. King

Executed by Lancelot A. King, Attorney-in-fact on behalf of those indicated, pursuant to Power of Attorney forms, incorporated by reference to Registrant's initial N-14 filing, dated December 22, 2010, accession number 0000701039-10-000049.